Exhibit 10.4(b)

DIRECTOR STOCK OPTION PLAN STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of ___________-, is by and between FPIC Insurance Group, Inc., a Florida corporation (the “Company”), and _______________ (the “Director”).

WITNESSETH:

WHEREAS, the Company has adopted the Florida Physicians Insurance Company Director Stock Option Plan (the “Plan”) for the benefit of its Directors; and

WHEREAS, the Company wishes to grant to the Director Options under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided;

NOW, THEREFORE, in consideration of the premises, it is agreed as follows:

1.   Definitions

Terms used in this Agreement without definition that are defined in the Plan shall have the same meaning as set forth in the Plan.

2.   Grant of Options

The Company hereby grants to Director ______ Options to purchase _____ Shares at an Option Price per Share of $_____. The Options awarded under this Agreement are Nonqualified Stock Options and the provisions hereunder shall be interpreted consistent therewith.

3.   Option Terms and Exercise

a.   Options awarded under this Agreement may not be exercised by the Director at any time until such Options are vested as provided in paragraph 4 of this Agreement.

b.   This Agreement and the Options issued pursuant hereto shall terminate as set forth in paragraph 5 of this Agreement.

4.   Vesting

One third (rounded up to a whole number) of the Options set forth in paragraph 2 shall vest on the one year anniversary of the date of this Agreement, with an additional one-third of the Options vesting on each of the next two anniversaries of the date of this Agreement. The Director shall be 100% vested in all Options awarded under this Agreement if the Director's termination of service from the Board is as a result of the death, Permanent and Total Disability (as that term is defined in Code § 22(e)(3)) or retirement at or after the mandatory retirement age, if any, of such Director. The Director shall forfeit any unvested Options upon termination of service as a

Director for any reason other than the death, Permanent and Total Disability (as that term is defined in Code § 22(e)(3)) or retirement at or after the mandatory retirement age, if any, of such Director.

5.   Termination of Service

In the event the service of the Director is terminated, the Options hereunder will terminate upon the earlier of (i) the full exercise of the Option, (ii) the expiration of ten (10) years, or (iii) two years following the date of termination of service as a Director.

6.   Transferability of Options

The Options granted hereunder may be transferred by the Director during his or her lifetime to any member of his or her immediate family or a trust established for the exclusive benefit of one or more members of his or her immediate family or to a former spouse pursuant to a domestic relations order. For purposes of this Section, the term “immediate family” is defined as the Director’s spouse, children, stepchildren, grandchildren (including relationships arising from legal adoption), and parents. Upon the Director’s death, the Options are transferable by will or the laws of descent and distribution.

7.   Exercise of Options

a.   Options shall become exercisable at such time as may be provided herein and shall be exercisable by written notice of such exercise, in the form prescribed by the Committee, to the Secretary or President of the Company, at its principal office. The notice shall specify the number of Options that are being exercised.

b.   Shares purchased pursuant to this Agreement shall be paid for in full at the time of such purchase in cash, in Shares, including Shares acquired pursuant to the Plan, or part in cash and part in Shares. Shares transferred in payment of the Option Price shall be valued as of the date of transfer based on their Fair Market Value.

c.   The Committee may establish rules regarding the types of Shares the Director may transfer in payment of the Option Price in order to avoid adverse accounting treatment.

8.   Regulation by the Committee

This Agreement and the Options granted hereunder shall be subject to the administrative procedures and rules as the Committee may adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement shall be conclusive and binding upon the Director and any person or persons to whom Options hereunder have been transferred by will or by laws of descent and distribution.

9.   Rights as a Shareholder

The Director shall have no rights as a Shareholder with respect to Options granted hereunder until certificates for Shares of common stock are issued to the Director.

    10.   Plan Terms

The terms of the Plan are incorporated herein by reference.

    11.   Effective Date of Grant

Each Option granted under this Agreement shall be effective as of the date first written above.

ATTEST:	FPIC INSURANCE GROUP, INC.

By
John R. Byers President and Chief Executive Officer

WITNESS:

Director